Exhibit 99.1

Evan J. Smith (SBN242352)
BRODSKY & SMITH, LLC
9595 Wilshire Boulevard, Suite 900
Beverly Hills, CA 90212
Telephone: (877) 534-2590
Facsimile: (310) 247-0160
esmith@brodsky-smith.com

Attorneys for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SAN MATEO

SONILA PORWAL, on behalf of herself and all others similarly situated,

Plaintiffs,

vs.

MARKETO, INC., MILESTONE HOLDCO, LLC, MILESTONE MERGER SUB, INC., VISTA EQUITY PARTNERS FUND VI, L.P., PHILLIP M. FERNANDEZ, LYNNE BIGGAR, SUSAN L. BOSTROM, CAMBRIA DUNAWAY, TAE HEA NAHM, ROGER, SIBONI and WESLEY R. WASSON,

Defendants.

Case No.: 16CIV00265 CLASS ACTION COMPLAINT FOR: (1) BREACH OF FIDUCIARY DUTY (2) AIDING AND ABETTING BREACH OF FIDUCIARY DUTY JURY TRIAL DEMANDED

Plaintiff Sonila Porwal (“Plaintiff”), by her attorneys, on behalf of herself and those similarly situated, files this action against the defendants, and alleges upon information and belief, except for those allegations that pertain to her, which are alleged upon personal knowledge, as follows:

SUMMARY OF THE ACTION

1.                                      Plaintiff brings this stockholder class action on behalf of herself and all other public stockholders of Marketo, Inc. (“Marketo” or the “Company”), against Marketo, the Company’s Board of Directors (the “Board” or the “Individual Defendants), Milestone Holdco, LLC (“Parent”), Milestone Merger Sub, Inc. (“Merger Sub”), and Vista Equity Partners Fund VI, L.P. I (“Vista,” collectively, the “Defendants”), arising out of an all cash transaction in which Vista will acquire each share of Marketo common stock for $35.25 in cash for each share of Marketo they own.

2.                                      In approving the Proposed Transaction, however, the Individual Defendants have breached their fiduciary duties of loyalty, good faith, due care and disclosure by, inter alia, (i) agreeing to sell Marketo without first taking steps to ensure that Plaintiff and Class members (defined below) would obtain adequate, fair and maximum consideration under the circumstances; and (ii) engineering the Proposed Transaction to benefit themselves1 and/or Vista without regard for Marketo public stockholders. Significantly, Marketo’s own financial advisor, Morgan Stanley & Co., LLC (“Morgan Stanley”) has earned over 24 million dollars from Vista in the last two years alone. That coupled with the rapid nature of this transaction and the fact that Vista is seeking to purchase Marketo at a multiple significantly lower than its own recent transactions in this industry raised clear questions regarding the conduct of the Marketo board. Accordingly, this action seeks to enjoin the Proposed Transaction and compel the Individual Defendants to properly exercise their fiduciary duties to Marketo stockholders.

3.                                      Defendants have exacerbated their breaches of fiduciary duty by agreeing to lock up the Proposed Transaction with deal protection devices that preclude other bidders from making a successful competing offer for the Company. On May 31, 2016, Defendants filed with the Securities & Exchange Commission (SEC) on Form 8-K a definitive Agreement and Plan of Merger (the “Merger Agreement”) identifying and memorializing the terms of the transaction. Pursuant to the Merger Agreement, Defendants agreed to, inter alia: (a) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirers or even from continuing discussions and negotiations with potential acquirers; and (b) a termination fee of approximately $49.2 million payable by Marketo to Vista under certain circumstances, including

1 The Proxy Statement reveals that certain Marketo directors and officers will be entitled to receive substantial benefits because of the full vesting of stock options and restricted stock at the effective time of the Merger. Significantly, as the record Date, there were 806,794 outstanding stock-based award units held by Marketo’s directors and executive officers.

the sales of the Company to another bidder. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursing superior proposals.

4.                                      In an attempt to secure stockholder support for the unfair Proposed Transaction, on June 29, 2016, Defendants issued a materially false and misleading Proxy Statement with the SEC. The Proxy Statement, which recommends that Marketo’s stockholders vote their shares in favor of the Proposed Transaction, omits and misrepresents material information about, among other things, the unfair sales process for the Company, the interests of the Company’s officers and directors in the Proposed Transaction, the financial analyses conducted by Morgan Stanley. A special meeting of stockholders will be held on Thursday, July 28, 2016, at Marketo’s headquarters, located at 901 Mariners Island Blvd, 1st Floor, San Mateo, CA 94404, at 2:30 p.m. Pacific time (the “Special Meeting”). As explained herein, these material facts must be disclosed for stockholders to make a fully-informed decision on whether to vote their shares for or against the merger at the Special Meeting.

5.                                      Absent judicial intervention, the merger will be consummated, resulting in irreparable injury to Plaintiff and the Class. This action seeks to enjoin the unreasonable steps taken by Defendants in entering into the Merger Agreement without attempting to maximize stockholder value in order to obtain millions of dollars in benefits for themselves. Immediate judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders. Plaintiff, on behalf of the Class, seeks only to level the playing field and to ensure that if stockholders are to be ultimately stripped of their respective equity interests through the Proposed Transaction, that the Proposed Transaction is conducted in a manner that is not overtly improper, unfair and illegal, and that all material information concerning the Proposed Transaction is disclosed to Marketo stockholders so that they are able to make informed decisions as to whether to vote in favor or against the Proposed Transaction or to seek appraisal of their shares.

PARTIES

6.                                      Plaintiff is an individual that, at all times relevant hereto, has been a Marketo stockholder.

7.                                      Defendant Marketo provides the leading engagement marketing software and solutions designed to help marketers develop long-term relationships with their customers. The Company is incorporated in the state of Delaware and has a principal place of business located in San Mateo, CA. Marketo common stock is publicly traded on the NasdaqGS under the symbol “MKTO.” At the Effective Time, Marketo, as the surviving corporation, will be indirectly owned by Vista. As a result of the Merger, Marketo’s common Stock will no longer publicly traded, and will be delisted from the NASDAQ.

8.                                      Defendant Philip Fernandez (“Fernandez”) is the Company’s Chairman of the Board, President and CEO.  Defendant Fernandez co-founded Marketo in 2006. Prior to co-founding Marketo, Defendant Fernandez worked at Epiphany Inc. with Defendant Siboni. Pursuant to Defendant Fernandez’ Management Retention Agreement with the Company, should Fernandez have his employment terminated following a change in control of the Company, as is contemplated by the Proposed Transaction, Fernandez will receive $46,932,655 in Golden Parachute Compensation.

9.                                      Defendant Lynne Biggar has been a member of the Marketo Board at all relevant times.

10.                               Defendant Susan L. Bostrom has been a member of the Marketo Board at all relevant times.

11.                               Defendant Cambria Dunaway has been a member of the Marketo Board at all relevant times.

12.                               Defendant Tae Hea Nahm has been a member of the Marketo Board at all relevant times.

13.                               Defendant Rogers S. Siboni has been a member of the Marketo Board at-all relevant times. Defendant Siboni worked at Epiphany, Inc. with Defendant Fernandez, where he served as president and Chief Executive Officer from August 1998 to July 2003 and as chairman of the board of directors until it was acquired by SSA Global Technologies, Inc. in September 2005.

14.                               Defendant Wesley R. Wasson has been a member of the Marketo Board at all relevant times.

15.                               Defendants identified in ¶¶ 8 - 14 are collectively referred to as the “Individual Defendants.” By reason of their positions as officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with plaintiff and the other Marketo public stockholders, and owe Plaintiff and Marketo other stockholders the highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure. As of the Record Date, Marketo’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,945,962 shares of common stock, representing approximately 6.5% of the shares of common stock outstanding as of the Record Date.

16.                               Defendant Vista, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with over $24 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations. Defendants Parent and Merger Sub are each affiliated with Vista, and Parent, Merger Sub and Vista are each affiliated with Vista Equity Partners Management, LLC.

17.                               Defendant Parent, a Delaware limited liability company, was formed by affiliates of Vista. Parent was formed on May 25, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Marketo, with Marketo continuing as the surviving corporation and as a wholly owned direct subsidiary of Parent.

18.                               Defendant Merger Sub is a wholly owned direct subsidiary of Parent and was formed on May 25, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger. Defendant Merger Sub was formed by affiliates of Vista. Upon the terms and subject to the conditions of the Merger Agreement, Merger

Sub will merge with and into Marketo, with Marketo continuing as the surviving Corporation and as a wholly owned direct subsidiary of Parent.

JURISDICTION AND VENUE

19.                               This Court has personal jurisdiction over the Defendants inasmuch as Defendants’ principal place of business is in California, directly or by agents transact business in California, caused tortious injury in California and by an act outside the State while regularly doing and/or soliciting business, engaging in other persistent course of conduct in the State, and/or deriving substantial revenue from goods or manufactured products used or consumed in California.

20.                               Venue is proper in this Court inasmuch as the Defendants’ principal place of business is in this County and it regularly transacts business in this County and there are multiple defendants with no single venue applicable, and thus can be sued for damages in this County.

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

21.                               In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to act in the best interests of the company’s stockholders, including the duty to obtain maximum value under the circumstances.

To diligently comply with these duties, the directors may not take any action that:

a.                                      adversely affects the value provided to the corporation’s stockholders;

b.                                      will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

c.                                       contractually prohibits them from complying with their fiduciary duties; and/or

d.                                      will provide the directors, executives or other insiders with preferential treatment at the expense of, or separate from, the public stockholders, and place their own pecuniary interests above those of-the interests of the company and its stockholders.

22.                               In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of Marketo, are obligated to refrain from:

a.                                      participating in any transaction where the directors’ or officers’ loyalties are divided;

b.                                      participating in any transaction where the directors or officers are entitled to receive a personal financial benefit not equally shared by the public stockholders of the corporation; and/or

c.                                       unjustly enriching themselves at the expense or to the detriment of the public stockholders.

23.                               Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated, and are violating, the fiduciary duties they owe to Plaintiff and the other public stockholders of Marketo, including their duties of loyalty, good faith, candor, and due care. As a result of the Individual Defendants’ divided loyalties, Plaintiff and Class members will not receive adequate, fair or maximum value for their Marketo common stock in the Proposed Transaction.

24.                               As a result of these breaches of fiduciary duty, the Company’s public stockholders will not receive adequate or fair value for their common stock in the Proposed Transaction.

CLASS ACTION ALLEGATIONS

25.                               Plaintiff brings this action as a class action individually and on behalf of all holders of Marketo common stock who are being and will be harmed by the Individual Defendants’ actions, described herein (the “Class”). Excluded from the Class are Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant.

26.                               Class actions are certified when the question is one of a common or general interest, of many persons, or when the parties are numerous, and it is impracticable to bring them all before the court. Cal. Civ. Proc. Code § 382. The California Supreme Court has stated that a class should be certified when the party seeking certification has demonstrated the existence of a “well-defined community of interest” among the members of the proposed class. Richmond v. Dart Indus., Inc., 29 Ca1.3d 462, 470 (1981); see also Daar v. Yellow Cab Co., 67 Cal.2d 695, 704 (1967).

27.                               Class actions are especially valuable in a context such as this one, in which individual damages may be modest. It is well settled that a plaintiff need not prove the merits of the action at the class certification stage.

28.                               Rather, the decision of whether to certify a class is “essentially a procedural one” and the appropriate analysis is whether, assuming the merits of the claims, they are suitable for resolution on a class-wide basis:

As the focus in a certification dispute is on what types of questions common or individual are likely to arise in the action, rather than on the merits of the case, in determining whether there is substantial evidence to support a trial court’s certification order, we consider whether the theory of recovery advanced by the proponents of certification is, as an analytical matter, likely to prove amenable to class treatment.

Say-On Drug Stores, Inc. v. Superior Court, 34 Ca1.4th 319, 327 (2004) (citations omitted).

29.                               This action is properly maintainable as a class action because, inter alia:

a.                                      The Class is so numerous that joinder of all members is impracticable. Marketo stock is publicly traded on the NasdaqGS and as of the Record Date, there were 45,027,099 shares of common stock outstanding and entitled to vote at the Special Meeting. Moreover, the holders of these shares are geographically dispersed throughout the United States;

b.                                      There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. These common questions include, inter alia: (i) whether the Individual Defendants have engaged in self-dealing, to the detriment of Marketo public stockholders; (ii) whether the Proposed Transaction is unfair to the Class, in that the price is inadequate and is not the fair value that could be obtained under the circumstances; (iii) whether Marketo, Parent, Merger Sub and Vista aided and abetted the Individual Defendants’ breaches of fiduciary duty; and (iv) whether the Class is entitled to injunctive relief and/or damages as a result of the wrongful conduct committed by Defendants;

c.                                       Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect interests the Class;

d.                                      The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and

e.                                       Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

SUBSTANTIVE ALLEGATIONS

Marketo background

30.                               Marketo provides cloud-based engagement marketing software platform that enables organizations to engage in engagement marketing in the United States, Ireland, Australia, Israel, Japan, and the United Kingdom. The Company’s platform enables the execution, management, and analytical measurement of online, social, mobile, and offline marketing activities and customer interactions. It designs, builds, and markets the engagement marketing platform with, integrated applications to address the needs of marketing professionals, which include marketing automation, email marketing, mobile engagement, social marketing, digital ads, web personalization marketing analytics, predictive content, marketing calendar, and sales insight.

31.                               According to Company press release, Marketo is built for marketers, by marketers and is setting the innovation agenda for marketing technology.

32.                               In an effort to get a larger piece of the enterprise pie, during Marketo’s recent Marketing Nation Summit, the Company announced a huge platform re-architecture project named Project Orion. Project Orion, Marketo’s largest technology investment to date, is intended to deliver big data scalability and transactional support for business-to-consumer (B2C) use cases. Speaking of the project with CMS Wire, a popular web magazine dedicated to keeping readers in the know about Customer Experience Management, Digital Marketing, Social Business and Enterprise Information Management, Marketo Chief Scientist Shankar Venkataraman, CMO Sanjay Dholakia (“Dholakia”) and Chandar Pattabhiram (“Pattabhiram”), Group Vice President of Marketing, were careful to note the Company is “expanding” rather than shifting to enterprise-level customers. “We’re just expanding. It’s opening the aperture to more growth markets. We’re certainly not abandoning the mid-market,” said Dholakia.

33.                               The “expansion” message is one reiterated in Marketo’s recent quarterly report filed with the SEC on Form 10-Q which notes the Company is committed to investment for future growth. Those strategies include a significant expansion of its sales organization; technology infrastructure, including systems architecture, management tools, scalability, availability, performance and security, as well as disaster recovery measure; and product development, including investments in the product development team and the development of new products and new features for existing products.

34.                               According to CMS Wire, “One of the changes coming out of Project Orion will be its elastic nature and the ability to scale linearly.”

35.                               “B2C and B2B are converging in terms of best practices,” said Pattabhiram. “Lead nurturing best practices from B2B can be used by consumer marketers, and personalization strategies that consumer marketers use are leveraged by B2B marketers. And ultimately these create more engaging relationships... To do that, the difference between B2B and B2C is scale.”

36.                               Per CMS Wire, “Another point not to miss is that Orion fundamentally changes Marketo from a multi-instance ‘cloud’ architecture to a true multi-tenant cloud architecture.” This news has tremendous implications for how Marketo operates. “Much of the Company’s internal maintenance, monitoring, health, patching and upgrade procedures will change as Orion is deployed for the full customer base. This is no small detail for those watching the company closely,” added CMS Wire.

37.                               Project Orion is only the foundation for a larger platform, which will be named over the summer, Pattabhiram said. “It’s the biggest engineering project to date. It’s fundamentally strategic to where we’re going as a business,” said Dholakia.

38.                               Forrester analyst Lori Wizdo found all product announcements at the summit were “badged as enablers of this vision.” But the most significant was news of this new architecture. “It means something when a company announces a new architecture and still uses the word ‘project,’” Wizdo told CMS Wire. “[...I] give Marketo high marks for raising the bar for today’s marketer to think beyond providing leads for the load-bearing sales force and take a role as steward of customer experience across the entire lifecycle.”

39.                               Project Orion is but one of many “additional bright spots to look forward to” according to CMS Wire. In addition to Project Orion, [... T]he evolution of the Predictive Content engine to support email content, an Account Based Marketing (ABM) application that builds in some ways from the Revenue Cycle Analyzer, and Munchkin 2.0, the next generation of Marketo’s web-layer JavaScript integration library, which brings bi-directional data integration and other functionality sure to please the digital integration geeks.”

40.                               Prior to the announcement of Project Orion, Marketo had reported stellar financial and operating results in quarterly succession, a testament to a strategy that has proven successful. For example, on February 9, 2016, Marketo announced solid Q4 and full year 2015 financial results which saw nearly every important financial metric increase year over year. For example: Annual revenue increased 40% year over year to $209.9 million; Deferred revenue increased 46% year over year to $92 million; and Annual calculated billings increased 39% year over year to $238.9 million. “Our solid fourth quarter performance capped a year of healthy growth, including improved operating leverage and positive cash flow from operations for the full year,” said Defendant Fernandez, Chairman and CEO of Marketo. “I am optimistic about our business and believe we are well positioned to capitalize on the market opportunity in 2016. As a recognized leader in the industry, with a highly differentiated position in the market, we continue to deliver breakthrough innovation and make our customers successful.”

41.                               According to the press release, Q4 2015 revenue increased 38% to $58.3 million; Deferred revenue at December 31, 2015 was $92 million as compared to $62.9 million for the same time last year; and Calculated Billings increased 31% to $68.1 million.

42.                               On April 26, 2016, Marketo announced similarly strong Q1 2016 financial results. For example: Q1 revenue increased 35% year over year to $62.2 million; and Deferred revenue increased 37% to $91.7 million. “Our first quarter performance marks a solid start to 2016, as we saw strong revenue growth and improved operating leverage,” said Defendant Fernandez, Chairman and CEO of Marketo. “Marketing automation has expanded beyond just the marketing department and is becoming a strategic weapon among CMOs, as well as CIOs and the entire C-suite. Marketo is well-positioned to capitalize on the broader market opportunity in 2016, as companies expand their digital transformation agendas.”

The Process Leading to the Proposed Transaction

43.                               According to the Proxy Statement, the Company was involved early on with its preferred acquirer, Vista, with discussions beginning in April 2016 regarding an acquisition and culminating in the Proposed Transaction a short time later. Significantly, Vista has a lucrative working relationship with Marketo’s financial advisor, Morgan Stanley. In the two years prior to the date of Morgan Stanley’s fairness opinion with respect to the Proposed Transaction, Morgan Stanley and its affiliates have been engaged on financial advisory and financing assignments for Vista and affiliated entities, including, Vista Fund VI, and have received approximately $24.6 million in fees for such services from Vista. Accordingly, Vista, inasmuch as Marketo, had the ear of Morgan Stanley during the sales process and pressed the Company’s banker for a transaction with Marketo on its preferred timeline, and before Marketo had the opportunity to run a robust auction process.

44.                               During March and April 2016, Defendant Fernandez, and Brian Kinion (“Kinion”), the Chief Financial Officer of Marketo, met with representatives of Morgan Stanley to discuss generally Marketo’s business and future opportunities for strategic growth and partnership building with other participants in its industry, as well as certain transactions in the SaaS space which had relevant implications for Marketo. During these conversations, representatives of Morgan Stanley discussed the possibility of introducing Marketo to third parties who might have interest in exploring commercial partnerships or other strategic relationships with Marketo.

45.                               Morgan Stanley arranged several of these meetings in April 2016. On April 13, 2016, a representative of Morgan Stanley introduced Defendant Fernandez to a representative of a strategic party, “Party A”. During their meeting, Party A and Marketo discussed the existing commercial relationship between Party A and Marketo and opportunities to strengthen that relationship through additional collaboration.

46.                               On Apri1 18, 2016, a representative of Morgan Stanley had a telephone conversation with a representative of a second strategic party, “Party B”. During the discussion, the representative of Morgan Stanley and the representative of Party B discussed, among other things, the existing commercial relationship between Party B and Marketo and other potential opportunities for the parties to work together.

47.                               On April 21, 2016, a representative of Morgan Stanley communicated with a representative of a third strategic party, “Party C”, to inquire about Party C’s interest in establishing a business partnership with Marketo to integrate certain of their respective products more closely. The representative of Party C requested a follow-up meeting or a telephone conversation with Marketo to further evaluate the possibility and merits of doing so. During each of the meetings with Party A, Party B and Party C, no proposals were made by any party nor were there any discussions regarding a potential acquisition of Marketo.

48.                               In addition to these meetings arranged by Morgan Stanley, from time to time Defendant Fernandez also had meetings and conversations with representatives of various private equity funds with investments in SaaS companies and general interest and expertise in the SaaS industry. Along these lines and at the request of Vista, on April 27, 2016, Defendant Fernandez met with representatives of Vista to discuss standardizing Vista’s portfolio companies on the Marketo platform. During the course of this meeting, the representatives of Vista expressed Vista’s interest in acquiring Marketo and suggested that the premium in such an acquisition may be comparable to that of Vista’s recent acquisitions, including its recently announced agreement to acquire Cvent, Inc., but Vista made no specific proposal at such time.

49.                               On April 27, 2016, Defendant Fernandez, Kinion, and Fred Ball, the Executive Vice President and Chief Administrative Officer of Marketo, had a meeting with representatives of a financial sponsor, “Party D”, to discuss developments in the SaaS industry. During these discussions, Defendant Fernandez and the representatives of Party D discussed Marketo’s business, its industry and the opportunities for collaboration between the parties. Party D expressed an interest in continuing to discuss with Marketo opportunities on which the parties could work together more seriously but did not indicate an interest in acquiring Marketo at such time.

50.                               On April 28, 2016, Defendant Fernandez communicated by email to the Board to inform them of his discussion with representatives of Vista regarding Vista’s interest in acquiring Marketo. A special meeting of the Board was scheduled to discuss Vista’s expression of interest.

51.                               On May 1, 2016, the Board held a special meeting with members of Marketo management and a representative of Wilson Sonsini Goodrich & Rosati P.C. (“Wilson Sonsini”), outside legal counsel to Marketo Defendant Fernandez apprised the Board of his recent meeting with Vista in which Vista had expressed potential interest in acquiring Marketo and had suggested that the premium in such an acquisition may be comparable to that of Vista’s recent acquisitions, including its recently announced agreement to acquire Cvent, Inc., which the Board of the Directors interpreted to suggest that Vista was signaling a price per share in the “mid-$30s” for a potential acquisition of Marketo. Defendant Fernandez also apprised the Board of his other meetings throughout April and the feedback he had received from the parties with whom had had met.

52.                               Following the discussion, the Board authorized Marketo’s management to begin discussions with Morgan Stanley to serve in the capacity of financial advisor to Marketo and to direct Morgan Stanley to contact Vista to discuss the seriousness of its expression of interest in a potential acquisition of Marketo. The Board then determined to form the Transaction Committee of the Board of Directors (the “Transaction Committee”) to supervise the overall process and ensure active, board involvement in strategic decisions throughout. Independent directors,

Defendants Roger Siboni, Tae Hea Nahm and Cammie Dunaway were selected to serve on the Transaction Committee.

53.                               On May 6, 2016, a representative of Morgan Stanley had a meeting with a representative of a strategic party, “Party E”. Morgan Stanley raised Marketo with Party E and inquired into Party E’s interest in an acquisition of Marketo. The representative of Party E indicated that it was familiar with Marketo and its business, but that an acquisition of Marketo was not a strategic priority for Party E at the time.

54.                               On May 8, 2016, the Board of Directors held a special meeting with members of Marketo’s management and representatives of Morgan Stanley and Wilson Sonsini. At the meeting, Defendant Fernandez and Morgan Stanley provided an update regarding their recent discussions With Vista, Party A, Party B, Party C, Party D and Party E. Following this report, members of Marketo’s management then reviewed the two sets of long-term financial projections that management had prepared in the ordinary, course and that would be provided to Morgan Stanley to conduct its financial analysis, the Higher Growth Case and the Leveraged Growth Case (Base Case). The Board of Directors approved each of the Higher Growth Case and the Leveraged Growth Case for use by Morgan Stanley to conduct its financial analysis but directed Marketo’s management and Morgan Stanley to provide only the Leveraged Growth Case to parties for the purposes of due diligence.

55.                               On May 10, 2016, news outlets reported that Marketo was working with Morgan Stanley on a strategic review process. Subsequent to this rumor, according to the Proxy Statement, a number of parties contacted each of Marketo and Morgan Stanley.

56.                               On May 10, 2016, a representative of Morgan Stanley had an initial telephone discussion with a representative of a financial sponsor, “Party F”. During the discussions, Party F expressed strong interest in exploring a potential acquisition of Marketo and requested a meeting with Marketo’s management team. Marketo granted its, request, negotiated a non-disclosure agreement with Party F, and scheduled a management meeting, which was held on May 15, 2016.

57.          On May 12, 2016, a representative of Party A contacted Morgan Stanley to convey that it had seen the press rumors and that it was not likely that Marketo would be a strategic priority for Party A at the time.

58.          On May 12, 2016, a representative of Vista called Morgan Stanley and verbally communicated a revised proposal to acquire Marketo at a price of $34.00 - $35.00 per share in cash. Vista sent a written indication of interest the following day reflecting the proposal along with a request that Marketo enter into exclusive negotiations with Vista. In its written indication of interest, Vista indicated that its proposal was contingent on completion of confirmatory due diligence (which it expected to be complete in 10 to 17 days) and was not contingent on arranging third party debt financing, which indicated that Vista was prepared to move quickly to reach a definitive agreement. Following receipt of Vista’s proposal, Marketo negotiated a non-disclosure agreement with Vista and scheduled a management presentation with Vista’s team, which was held, on May 16, 2016.

59.          On May 13, 2016, Defendant Fernandez and representatives of Party D held a follow-up meeting during, which they discussed a potential acquisition of Marketo by Party D. Party D requested a meeting with Marketo’s broader management team. Marketo subsequently negotiated a non-disclosure agreement with Party D, and on May 13, 2016, Party D communicated to Morgan Stanley that Party D had an initial view on Marketo’s valuation in the “high-$20s” per share. Morgan Stanley advised Party D that the Board of Directors would likely consider any proposal at that price to be insufficient and suggested that Party D would need to make a proposal in the “mid-$30s” per share in order to interest the Board in further discussions and be competitive with other interested parties.

60.          On May 14, 2016, the Transaction Committee held a special meeting with members of Marketo’s management and representatives of Morgan Stanley and Wilson Sonsini. At the meeting, the Transaction Committee discussed, among other things, Vista’s indication of interest and the status of discussion with all the parties that management and Morgan Stanley had contacted as part of the Company’s ongoing strategic process. Morgan Stanley gave its preliminary financial view on Vista’s revised proposal to acquire Marketo for a price of $34.00 - $35.00 per share and potential responses to Vista’s proposal.

61.          On May 15, 2016, the Board held a special meeting with members of Marketo management and representatives of Morgan Stanley and Wilson Sonsini. The Board directed Morgan Stanley to re-engage with Party A, Party B, Party C and Party E with an indication that time was of the essence and suggesting that they put forth an attractive proposal if they remained interested in a transaction with Marketo and wished to remain competitive in the solicitation process. The Board further directed Morgan Stanley to continue to engage Vista, Party D and Party F in discussions in an attempt to obtain a higher offer price from each of them. The Board then moved to an executive session without representatives of Morgan Stanley, where the Board of Directors further discussed whether or not to run a broad based solicitation process and which other potential bidders may have an interest in acquiring Marketo. The Board of Directors discussed the desirability of reaching out to a certain strategic party, “Party G”, to gauge interest in a potential transaction with Marketo and requested that Marketo’s management direct Morgan Stanley to contact Party G.

62.          On May 16, 2016, a representative, of Morgan Stanley communicated with a representative of a Party G to inquire if Party G was interested in a potential acquisition with Marketo. Party G indicated they were not interested in pursuing an acquisition at such time.

63.          On May 17, 2016, a representative of Morgan Stanley had a telephone conversation with a representative of Party C regarding Marketo. Party C did not provide an indication as to their level of interest at that time.

64.          On May 17, 2016, in response to earlier discussions, Party B communicated to Morgan Stanley that it had interest in exploring a potential transaction with Marketo and requested a meeting with management to discuss a potential transaction between the two companies. Marketo negotiated a non-disclosure agreement with Party B and scheduled a management presentation with it, which was held on May 20, 2016.

65.          On May 18, 2016, representatives of Marketo and representatives of Party F had a follow-up telephone call to further discuss Party F’s financial due diligence questions regarding a potential transaction. Party F noted to Morgan Stanley that it was interested in further considering the opportunity, though it was not clear they would be competitive on price.

66.          On May 18, 2016, Marketo management and representatives of Morgan Stanley met with representatives of Party D to provide further due diligence and further discuss Marketo’s business, operations and strategy. Party D indicated that they had a high level of interest in acquiring Marketo for cash and were trying to support internally getting to the “mid-$30s”.

67.          On May 20, 2016, the Transaction Committee held a special meeting with members of Marketo’s management and representatives of Morgan Stanley and Wilson Sonsini. At the meeting, Marketo’s management provided the Transaction Committee with a general update on the indications of interest that Marketo had received and the management meetings that Marketo’s management had held with each of Vista, Party D and Party F. A representative of Wilson Sonsini then updated the Transaction Committee on the status of negotiations of a confidentiality agreement with Party B, including that Party B refused to agree to a standstill provision in its confidentiality agreement with Marketo. The Transaction Committee then directed Marketo’s management and Wilson Sonsini to accept the terms in the confidentiality agreement as proposed by Party B.

68.          On May 20, 2016, a representative of a strategic party, “Party H”, made an unsolicited inquiry to a representative of Morgan Stanley, requesting participation in Marketo’s strategic process based on press reports that Marketo was conducting one. Neither Marketo nor representatives of Morgan Stanley had previously contacted Party H to gauge Party H’s interest. Upon receipt of Party H’s request to participate in the process, Marketo promptly granted its request, negotiated a non-disclosure agreement and scheduled a management presentation, which was held on May 23, 2016.

69.          On May 20, 2016, a representative of Party A communicated to a representative of Morgan Stanley that Party A had completed its internal assessment of a potential acquisition of Marketo, and that Party A would not be pursuing an acquisition of Marketo at such time.

70.          On May 21, 2016, the Transaction Committee held a special meeting with members of Marketo’s management and representatives of Morgan Stanley and Wilson Sonsini. At the meeting, Morgan Stanley advised that (i) it may be possible, as part of the negotiation process, to get Vista to increase its offer price above its previously proposed range of $34.00 - $35.00 per share, but that any such increase would likely be only incrementally higher based on statements Vista had made in recent discussions; (ii) that Party D was contemplating, based on its due diligence, increasing its proposed offer price above the previously offered valuation of the “high-$20s” per share; and (iii) that it was sensing weakness from Party F regarding the price it was prepared to offer for Marketo.

71.          On May 23, 2016, Party F called Morgan Stanley to inform Morgan Stanley that, as a result of Party F’s due diligence, Party F was arriving at a valuation of :Marketo that implied a purchase price in the “low-$30s” per share. Morgan Stanley advised Party F that in order to be of interest to the Board of Directors, Party F would need to propose a price in the “mid-$30s” per share in cash. The representative of Party F indicated that they were unlikely to make a proposal at that price level. Later that day, the representative of Party F communicated to Morgan Stanley that Party F was not likely to pursue an acquisition of Marketo at such time given the valuation expectations.

72.          On May 23, 2016, Marketo received a written indication of interest from Party D to acquire Marketo for $34.00 per share in cash. In its indication of interest, Party D indicated that it had committed to provide equity financing for the aggregate purchase price. Party’s D proposal requested that Marketo engage with Party D on an exclusive basis and was contingent on the completion of both business and legal due diligence. Party D indicated that it expected to complete, due diligence within one week. Party D’s proposal was accompanied by a draft of a merger agreement and drafts of an equity commitment letter and other ancillary documents.

73.          On May 23, 2016, Defendant Fernandez had a telephone conversation with a representative of Party C to discuss Marketo’s business, operations and strategy and potential synergy opportunities if the two companies combined. Party C specifically asked Defendant Fernandez what an expected purchase price for Marketo might be, to which Defendant Fernandez recommended that Party C discuss that topic with Morgan Stanley. Following the call, Morgan Stanley attempted on multiple occasions to contact Party C to gauge

Party C’s continued interest in a potential transaction with Marketo, but Morgan Stanley did not receive a response from Party C.

74.          On May 24, 2016, Vista submitted a revised proposal to acquire Marketo for $34.50 per share in cash, and also delivered a draft of a merger agreement, together with drafts of ancillary transaction documents, including an equity commitment letter and a limited guaranty. Vista’s proposal indicated, subject to agreeing on the definitive documents, that (i) Vista would provide an equity commitment for the entire purchase price, (ii) Vista’s potential liability would be limited to 6.5% of the equity value of Marketo, or approximately $116.3 million and (iii) Vista was prepared to pursue a transaction expeditiously. Vista further noted that its offer would expire at 5:00 p.m. Pacific time on May 25, 2016 if Marketo did not sign an exclusivity agreement with Vista.

75.          On May 24, 2016, Morgan Stanley had a follow-up telephone conversation with Party E to discuss Party E’s interest in potentially acquiring Marketo. Party E indicated that it was Completing its internal review on the potential for a transaction. Morgan Stanley communicated to Party E that Party E would need to make a decision quickly regarding whether to submit an offer to acquire Marketo.

76.          On the morning of May 25, 2016, the Transaction Committee held a special meeting with members of Marketo management and representatives of Morgan Stanley and Wilson Sonsini in attendance. At the meeting, representatives of Morgan Stanley updated the Transaction Committee on the proposed indications of interest that Marketo had received and advised the Transaction Committee that (i) they believed both Vista and Party D may have room to increase their offers above $34.50 and $34.00, respectively, but in each case likely not enough room to get a purchase price in the “high-$30s” per share; (ii) Vista would be prepared to enter into a definitive agreement as early as May 27, 2016, and (iii) Party D was modestly behind on due diligence and would require an additional week of due diligence before it was ready to enter a definitive agreement. Morgan Stanley also updated the Transaction Committee on the- status of discussions with Party H. Morgan Stanley updated the Transaction Committee on the proposed indication of interest received from Party F, noting that Party F’s valuation in the “low-$30s” per share was not competitive with the offers received from Vista and Party D.

77.            On May 25, 2016, the Board of Directors held a special meeting with members of Marketo management and representatives of Morgan Stanley and Wilson Sonsini in attendance. At the meeting, Morgan Stanley gave the Board of Directors an overview Party D’s indication of interest, including Party’s D revised bid of $34.00 per share, and an update on Party D’s due diligence, noting that Party D was further behind Vista on due diligence but was holding management meetings later in the day to discuss remaining due diligence. Morgan Stanley then reviewed Vista’s revised offer of $34.50 in cash and its request to enter into exclusivity. The Board authorized Morgan Stanley to contact Vista and Party D immediately to request that both Vista and Party D submit their respective final offers and to contact Party H to inform them that timing is of the essence and that Party H should indicate its interest in the near future as other parties were exerting significant timing pressure on Marketo, including requests for exclusivity.

78.            Later in the day on May 25, 2016, a representative of Morgan Stanley asked each of Vista and Party D to submit its “best and final offer” by end of the day and the party that submitted the higher bid would get limited exclusivity relative to the other bidder. The Morgan Stanley representative encouraged each of Vista and Party D to increase their respective bids to $36.00 per share.

79.            On May 25, 2016, a representative of Party B communicated to a representative of Morgan-Stanley that although it continued to have interest in the sector, it did not plan to pursue an acquisition of Marketo at such time.

80.            On May 25, 2016, a representative of Party H communicated to a representative of Morgan Stanley that it remained interested in a potential acquisition of Marketo and that it continued to discuss internally how the Marketo business would fit with Party H’s existing business.

81.            Later in the day on May 25, 2016, Marketo received final bids from Vista and Party D. Vista submitted a revised bid of $35.25 per share and requested that Marketo enter into exclusive negotiations with Vista. Party D’s revised bid was at $35.05 per share. In its revised bid, Party D re-indicated that its bid was contingent on completing confirmatory due diligence; which it expected it could complete in one week. Party D also requested additional further access to and meetings with Marketo management to finalize its operational plan.

82.       On the evening of May 25, 2016, representatives of Morgan Stanley communicated to a representative of Vista that, as between existing parties who had made offers, it had the higher offer and that Marketo would grant Vista exclusivity through May 27, 2016, provided it agreed to certain revised terms in the definitive agreement draft it submitted, and that such exclusivity would only be related to those parties who had made a formal bid to Marketo. On May 25, 2016, Marketo and Vista entered into a limited exclusivity agreement through May 27, 2016, which enabled Marketo to continue discussions with the parties who had not yet made a proposal. Morgan Stanley subsequently communicated to each of Party H and Party E that time was of the essence and they would need to make a final decision in the next two days.

83.       On May 27, 2016, a representative of Party H communicated with a representative of Morgan Stanley to indicate that Party H was not interested in pursuing as acquisition at this time. On the same day, a representative of Party E communicated to a representative of Morgan Stanley that it would not be submitting an offer to acquire Marketo.

84.       On the evening of May 27, 2016, the parties executed the Merger Agreement and the related agreements in connection with the transaction, and issued a joint press release on the morning of May 31, 2016, prior to the opening of the stock markets in the United States, announcing the transaction.

The Proposed Transaction

85.       On May 31, 2016, Marketo issued a press release announcing the Proposed Transaction. The press release stated in relevant parts:

AN MATEO, Calif,—May 31, 2016—Marketo, Inc. (NASDAQ: MKTO), the leading provider of engagement marketing software and solutions, today announced that it has entered into a definitive agreement to be acquired by Vista Equity Partners (“Vista”), a leading private equity firm focused on investments in software, data and technology-enabled businesses.

The terms of this all-cash deal provide substantial value to Marketo stockholders. Vista will acquire all outstanding shares of Marketo common stock for a total value of approximately $1.79 billion. Marketo stockholders will receive

$35.25 in cash per share, representing a 64% premium to the unaffected closing price as of May 9, 2016.

“After careful consideration and deliberation, our Board of Directors unanimously concluded that the sale of Marketo to Vista Equity Partners was in the best interest of Marketo and its stockholders,” said Phil-Fernandez, chairman and CEO of Marketo. “The acquisition will allow Marketo to continue to focus on customer success and to remain the independent category leader, continuing to set the agenda for product innovation and thought leadership for the entire digital Marketing industry. It will also enable us to successfully deliver on the bold vision we recently set forth—to give tomorrow’s marketers and the C-suite an ultra-high-scale enterprise platform for customer engagement.”

“Marketo is the clear leader in the marketing automation space and has consistently delivered innovative mission critical products to its more than 4,600 customers” said Brian Sheth, co-founder and President of Vista. “Given our proven track record and focus on investing in high-growth SaaS platforms, we are thrilled to partner with Phil and the broader Marketo team to help the company accelerate innovation, growth, and excellence.”

Marketo headquarters will remain in San Mateo. Closing of the deal is subject to customary closing conditions, including the approval of Marketo stockholders and antitrust approval in the United States. The transaction is expected to close in the third quarter of 2016.

Morgan Stanley is serving as financial advisor to Marketo, and Wilson Sonsini Goodrich & Rosati is serving as legal advisor to Marketo. Vista’s legal advisor is Kirkland & Ellis LLP.

The Inadequate Merger Consideration

86.          Significantly, analyst expectations and comparable transactions, the Company’s strong market position, extraordinary growth, and positive future outlook, establish the inadequacy of the merger consideration.

87.          First and foremost, the compensation afforded under the Proposed Transaction, to company stockholders significantly undervalues the Company. The proposed valuation of $35.25 is substantially below price targets set by both Rosenblatt Securities ($40/share) and at least one Yahoo! Finance analyst’s price target for Company shares, $55/share. In addition, as compared to recent cloud acquisition enterprise values as a multiple of forward sales, the enterprise value of about 5.6 times forward sale is considerably less than what Salesforce.com paid for Demandware earlier this month (8.3), and is also less than what Vista itself paid for Cvent Inc. in April 2016 (6.5).

88.         Furthermore, following the May 10, 2016 “rumor” indicating Marketo was exploring a potential sale, Credit Suisse reacted to the news indicating that acquisitions in the cloud sector have tended to focus on the multiples of enterprise value to the last-12-months subscription revenues which, applying that multiple to Marketo ($198.9M in last-12-months sub revenue, and revenue growth of 38.1%) brings a share price of $44.35. Applying a standard error to the multiple brings a warranted price range of $37.03-$51.67. Both expected and anticipated valuations far exceed merger consideration.

89.          In addition, in early May when Marketo stock was trading for approximately $22 per share, Bernstein analyst Mark Moerdler highlighting the Company as an attractive takeover target, commented that he sees 50% upside in takeout or through growth. “We believe Marketo even after its recent move, remains the most undervalued company in our coverage and expect the stock to appreciate >50% over the next year,” Moerdler said. He highlights that Gartner ranks Marketo as being on par with Oracle in the “Leaders’ Quadrant” for Lead Management, with no other SaaS peers even coming close. The. Company has been improving their sales and marketing efficiency, the analyst notes. In addition, digital Marketing vendors at industry events have further confirmed Marketo’s increasing success in the enterprise.

90.          Moreover, Marketo’s recent financial performance is indicative of a company on the rise with growth potential yet to be recognized. Significantly, Defendant Fernandez publicly spoke on the Company’s strong Q4 and full year 2015 results, stating, “Our solid fourth quarter performance capped a year of healthy growth, including improved operating leverage and positive cash flow from operations for the full year. I am optimistic about our business and believe we are well positioned to capitalize on the market opportunity in 2016. As a recognized leader in the industry, with a highly differentiated position in the market, we continue to deliver breakthrough innovation and make our customers successful.” Such progress by Marketo coupled with the Company’s largest technological investment ever, Project Orion, establish Marketo as a dominant player in its vertical and warrants a much higher valuation than the $35.25 per share currently offered in the Proposed Transaction.

91.          In addition to simply undervaluing the Company, the Proposed Transaction does not take into account the benefits that Marketo will bring to Vista. These values are touched upon explicitly in the merger press release, with Brian Sheth, co-founder and President of Vista, stating, “Marketo is the clear leader in the marketing automation space and has consistently delivered innovative mission critical products to its more than 4,600 customers. Given our proven track record and focus on investing in high-growth SaaS platforms, we are thrilled to partner with Phil and the broader Marketo team to help the company accelerate innovation, growth, and excellence.”

92.          Accordingly, it is clear that the Proposed Transaction undervalues the Company.

Marketo Directors and Executive Officers Will Receive Benefits Not Shared by Other Stockholders

93.          The Individual Defendants may have been motivated by their own self-interest in agreeing to the Proposed Transaction. The Proxy Statement reveals that certain Marketo directors and officers will be entitled to receive substantial benefits because of the full vesting of stock options and restricted stock at the effective time of the Merger. Significantly, as of the Record Date, there were 806,794 outstanding stock-based award units held by Marketo’s directors and executive officers. At the Effective Time, and without any action required by any holder of a stock-based award, each stock-based award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive $35.25 per award. The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards currently held by each of Marketo’s executive officers and non-employee directors, in each case that either are currently vested or that are expected to vest in connection with the Merger, outstanding as of June 3, 2016:

Equity Interests of Marketo’s Executive Officers and Non-Employee Directors

						Stock-Based
					Stock-Based	Award Units
	Shares Held	Shares Held	Options	Options	Award Units	Held	Total
Name	(#)(1)	($)	(#)	($)(2)	(#)	($)(3)	($)

P. Fernandez	351,909	12,404,792	1,277,146	34,286,025	320,642	11,302,631	57,993,448
F. Ball	23,080	813,570	162,984	2,966,845	152,328	5,369,562	9,149,977
J. Holmes	3,632	128,028	72,500	626,175	129,444	4,562,901	5,317,104
B. Kinion	4,188	147,627	34,000	50,120	71,566	2,522,702	2,720,449
S. Winter	2,656	93,624	90,000	322,200	114,472	4,035,138	4,450,962
L. Biggar	3,403	119,956	14,690	54,101	3,057	107,759	281,816
C. Dunaway	2,287	80,617	12,381	38,357	3,057	107,759	226,733
R. Siboni	7,894	278,264	84,197	1,928,676	3,057	107,759	2,314,699
S. Bostrom	7,894	278,264	24,407	140,471	3,057	107,759	526,494
T. Nahm	2,517,648	88,747,092	41,207	531,071	3,057	107,759	89,385,922
W.Wasson	7,894	278,264	41,207	531,071	3,057	107,759	917,094

94.                               Further, per the Proxy Statement, Defendant Fernandez stands to earn the following massive Golden Parachute compensation as a result of the Proposed Transaction:

Golden Parachute Compensation

Name	Cash $(1)	Equity ($)(2)	Total ($)
Phillip M. Fernandez	1,344,000	45,588,655	46,932,655

95.                          It is clear from these factors that the Proposed Transaction will allow Vista to purchase Marketo at an unfairly low price while availing itself of Marketo’s significant value, upside, and long-term potential.

Preclusive Deal Mechanisms

96.                          The Merger Agreement contains certain provisions that unduly benefit Vista by making an alternative transaction either prohibitively expensive or otherwise impossible. For example, the Merger Agreement contains a termination fee provision that requires Marketo to pay, approximately $49.2 million to Vista if the Merger Agreement is terminated under certain circumstances. For example, under one circumstance, Marketo must pay this termination fee even if it consummates any Acquisition Transaction (as defined in the Merger Agreement) within 12 months following the termination of the Merger Agreement. This termination fee is an amount that will make the Company that much more expensive to acquire for potential purchasers. The termination fee in combination with the preclusive deal protection devices will all but ensure that no competing offer will be forthcoming. Alternatively, Vista will not be required to pay a termination fee to Marketo under any circumstances.

97.                               Pursuant to, the Merger Agreement contains a “No Solicitation” provision that. restricts Marketo from considering alternative acquisition proposals by, inter alia, constraining Marketo’s ability to solicit or communicate with potential acquirers or consider their proposals. Specifically, the provision prohibits the Company from directly or indirectly soliciting, initiating, proposing or inducing any alternative proposal, but permits the Board to consider an unsolicited “bona fide written Acquisition Proposal” if it constitutes or is reasonably calculated to lead to a “Superior Proposal” as defined in the Merger Agreement.

98.                               Moreover, the Agreement further reduces the possibility of a topping offer from an unsolicited purchaser. Here, Defendants agreed to provide Vista information in order, to match any other offer, thus providing Vista access to the unsolicited bidder’s financial information and giving Vista the ability to top the superior offer. Thus, a rival bidder is not likely to emerge with the cards stacked so much in favor of Vista.

99.                               Accordingly, the Company’s true value is compromised by the consideration offered in the Proposed Transaction and the Proposed Transaction is the product of the Board’s breaches of fiduciary duty, aided and abetted by Vista.

Defendants Breached Their Fiduciary Duties by Filing a Materially False and Misleading Proxy Statement

100.                        It is critical that stockholders receive complete and accurate information about the Proposed Transaction. To date, Defendants have failed to provide Marketo stockholders with that information. As set forth in more detail below, the Proxy Statement omits and/or misrepresents material information concerning, among other things: (a) the sales process for Marketo; (b) Marketo’s financial projections; and (c) the data and inputs underlying the financial valuation exercises that purport to support the so-called “fairness opinion” provided by Morgan Stanley.

The Proxy Statement Fails to Adequately Describe the Process the Resulted in the Proposed Transaction

101.                        The process here is seriously flawed, as the Board breached its fiduciary duties to ensure a fair process. The Proxy Statement fails to fully and fairly disclose certain material information concerning the Proposed Transaction, including (among other things):

a.                                           The “certain transactions in the SaaS space which had relevant implications for Marketo” were discussed by and between Defendant Fernandez and Morgan Stanley during March and April 2016;

b.                                           The criteria used by Morgan Stanley to determine the list of potential strategic relationships and/or commercial partnerships for the meetings arranged by Morgan Stanley in April 2016, and how many were strategic partners and how many were commercial entities;

c.                                            The details regarding the existing commercial relationship between Party A and Party B with Marketo;

d.                                           The criteria used by Morgan Stanley to determine the list of “additional parties” that might have strategic interest in a potential acquisition of Marketo as was discussed at the May 8, 2016 Board meeting;

e.                                            The number of new parties contacted by either, or both of, Marketo and Morgan Stanley following the May 10, 2016 news report, and how many of these new parties were strategic partners and how many were commercial entities;

f.                                             Whether the NDA entered into with Party F contained standstill, standstill termination and/or employee non-solicitation provisions;

g.                                            The reasons given by Party A on May 12, 2016 that it was not likely that Marketo would be a strategic priority for Party A at the time;

h.                                           Whether the NDA entered into with Vista contained standstill, standstill termination and/or employee non-solicitation provisions and how, if at all, the NDA with Vista differed from any of the other NDAs negotiated by and between Marketo and interested parties;

i.                                               Morgan Stanley’s “preliminary financial view on Vista’s revised proposal to acquire Marketo for a price of $34.00 - $35.00 per share” as was expressed to the Transaction Committee at the May 14, 2016 meeting;

j.                                         The reason(s) for the Transaction Committee directing Marketo’s management and Wilson Sonsini to accept the terms in the confidentiality agreement as proposed by Party B without a standstill provision, and if the Company entered into any other confidentiality agreement(s) with interested parties that did not have a standstill provision;

k.                                      Whether the NDA entered into with Party H contained standstill, standstill termination and/or employee non-solicitation provisions; and

1.                                      When Morgan Stanley advised the Board and Transaction Committee of its relationship with Vista and affiliated Vista entities, including but not limited to the-fact that in the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have been engaged on financial advisory and financing assignments for the Vista Entities, including, Vista Fund VI, and have received approximately $24.6 million in fees for such services.

The Proxy Statement Fails to Provide Material Information Concerning Marketo’s Financial Projections

102.                             The Proxy fails to fully and fairly disclose certain material information concerning financial projections provided by Marketo’s management and relied upon by Morgan Stanley for purposes of its analysis, for fiscal years 2016 - 2019, for the following items:

a.                                 Earnings per share (or shares outstanding);

b.                                 Interest Income;

c.                                  Interest Expense;

d.                                 Synergies

e.                                  Taxes;

f.                                   Operating expense;

g                                     Deferred tax assets; and

h.                                 Changes in net working capital.

The Proxy Fails to Disclose Sufficient Details Concerning Marketo’s Fairness Opinion

103.                             In the Proxy Statement, ‘Morgan Stanley describes its fairness opinion and the various valuation analyses it performed to render its opinion. However, Morgan Stanley’s description fails to include necessary underlying data, support for conclusions, or the existence of, or basis for, underlying assumptions. Without this information, one cannot replicate the analyses, confirm the valuations, or evaluate the fairness opinion.

104.                             The Proxy Statement does not disclose material details concerning the analyses performed by Morgan Stanley in connection with the Proposed Transaction, including (among other things):

Public Trading Comparable Analysis:

a.                                           The Aggregate Value (AV)/Revenue financial metrics and multiples for each of the selected companies observed in the, analysis (alternatively, at a minimum, a full statistical summary of the data set including Minimum, Maximum, and Mean).

b.                                           The criteria used by Morgan Stanley to select the companies used in this analysis.

c.                                            Whether Morgan Stanley conducted any type of benchmarking analysis for Marketo in relation to the selected companies.

d.                                           The conclusions drawn by Morgan Stanley from this analysis, including how this analysis factored its opinion that the Proposed Transaction is fair.

Precedent Transactions Analysis:

a.                                           The Aggregate Value (AV)/Estimated NTM Revenue financial metrics and multiples for each of the selected companies observed in the analysis (alternatively, at a minimum, a full statistical summary of the data set including Minimum, Maximum, and Mean) and why Morgan Stanley did not provide metrics or multiples with respect to the Higher Growth and Leveraged Growth Cases.

b.                                           The criteria used by Morgan Stanley to select the transactions used in this analysis.

c.                                            Whether Morgan Stanley conducted any type of benchmarking analysis for ‘‘Marketo in relation to the selected transactions.

d.                                           The conclusions drawn by Morgan Stanley from this analysis, including how this analysis factored its opinion that the Proposed Transaction is fair.

Discounted Cash Flow Analysis:

a.                                      The specific inputs and assumptions used to determine the discount rate of 10.03% used in this analysis and why Morgan Stanley did not provide a range of discount rates.

b.                                      The inputs and assumptions underlying the range of implied perpetuity growth rate ranges resulting from this analysis. Also, whether Morgan Stanley performed an estimate of the company’s weighted average cost of capital (“WACC”) and, if so, the assumptions and inputs underlying same.

Discounted Equity Value Analysis:

a.                                      The specific inputs and assumptions used to dertermine the discount rate of 10.03% used in this analysis and why Morgan Stanley did not provide a range of discount rates.

FIRST COUNT

Breach of Fiduciary Duty against the Individual Defendants

105.                             Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

106.                             As alleged herein, Defendants have initiated a process to Sell Marketo that undervalues the Company and Vests them with benefits that are not shared equally by Marketo public stockholders. Moreover, Defendants failed to sufficiently inform themselves of Marketo’s value, or disregarded) the true value of the Company, an effort to benefit themselves.  Furthermore, any alternate acquirer will be faced with engaging in discussions with a management team and board that is committed to the Proposed Transaction:

107.                             As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to Plaintiff and the other members of the Class, and will further a process that inhibits the maximization of stockholder value and the disclosure of material information.

108.                             Plaintiff and the members of the Class have no adequate remedy at law.

SECOND COUNT

Aiding and Abetting the Board’s Breaches of Fiduciary Duty

Against Defendants Marketo, Vista, Parent,  and Merger Sub

109.                             Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

110.                             Defendants Marketo, Vista, Parent, and Merger Sub knowingly assisted the Individual Defendants’ breaches of fiduciary duty in connection with the Proposed Transaction, which, without such aid, Would not have occurred.

111.                             As a result of this conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

112.                             Plaintiff and the members of the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands injunctive relief, in his favor and in favor of the Class, and against the Defendants, as follows:

A.                                    Declaring that this action is properly maintainable as a class action, certifying Plaintiff as Class representative and certifying his counsel as class counsel;

B.                                    Declaring and decreeing that the Proposed Transaction was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any merger agreement or other agreements that Defendants entered into in connection with, or in furtherance of, the Proposed Transaction;

C.                                    Preliminarily and permanently enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction;

D.                                    Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of Marketo stockholders;

E.                                     Imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct;

F.                                      Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G.                                    Granting such other and further equitable relief as this Court may deem just and proper.

DEMAND FOR JURY TRIAL

Plaintiffs hereby demand a jury on all issues which can be heard by a jury.

Dated: July 5, 2016

BRODSKY & SMITH, LLC

By:	/s/ Evan J. Smith
Evan J. Smith (SBN242352)
9595 Wilshire Boulevard, Suite 900
Beverly Hills, CA 90212
Telephone:	(877) 534-2590
Facsimile:	(310) 247-0160

Attorneys for Plaintiff